Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between Arbutus Biopharma Corporation (the “Company”) and Mark J. Murray (“Executive”) (collectively, the “Parties”), and shall be effective as set forth in Section 6(a).

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company shall terminate at 11:59 p.m. Eastern Daylight Time on June 23, 2019 (the “Separation Date”);

WHEREAS, Executive and the Company have mutually agreed that Executive shall provide certain consulting services to Arbutus Biopharma, Inc., a subsidiary of the Company (“Arbutus”), following the Separation Date;

WHEREAS, Executive is a party to an Executive Employment Agreement with the Company, dated May 30, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to set out the terms and conditions of Executive’s termination of employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.       Termination of Employment: At 11:59 p.m. Eastern Daylight Time on the Separation Date, Executive’s employment with the Company shall (and does hereby) terminate, and Executive shall cease to hold any position as a director or an officer of the Company or any of its direct or indirect subsidiaries. Executive shall resign in writing from any positions held with a direct or indirect subsidiary of the Company as requested by the Company. For the avoidance of doubt, Executive’s “Last Day of Employment” (as defined in the Employment Agreement) shall be the Separation Date.

2.       Compensation Upon Termination: Pursuant to paragraph 13.7 of the Employment Agreement, Executive shall be entitled to receive the payments and benefits set forth in this Section 2.

a.                   The Company shall pay to Executive all Accrued Rights (as defined below), if any, to which Executive is entitled as of the Separation Date, in each case at the time such payments or benefits are due. For purposes of this Agreement, “Accrued Rights” means, (i) unpaid expense reimbursements submitted to the Company in accordance with the Company’s policies; (ii) any unused vacation days for previous calendar years that Executive was entitled to carryover under the Company’s policies regarding vacations as in effect from time to time; (iii) any earned vacation days for calendar year 2019, which shall be determined on a prorated basis depending on the portion of calendar year 2019 worked by Executive; (iv) any vested benefits Executive may have under any employee benefit plan of the Company; (v) any earned but unpaid base salary through the Separation Date and (vi) any earned but unpaid annual bonus for calendar year 2018. Executive shall not be entitled to any other salary, compensation, bonus or benefits from the Company after the Separation Date, except as otherwise specifically provided hereunder or as expressly required by applicable law. The aggregate amount that the Company shall pay to Executive in respect of items (ii) and (iii) above shall be equal to $33,039 (less applicable withholdings and deductions).

b.                  Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance Benefits”), which are the benefits set forth in paragraph 13.7 of the Employment Agreement, subject to (x) Executive’s initial execution of this Agreement and non-revocation of Executive’s signature during the Revocation Period (as defined below), and (y) Executive’s timely re-execution of this Agreement on or following the Separation Date and non-revocation of Executive’s signature during the Revocation Period:

i.      A cash payment in the amount of $1,832,576, which is equal to twenty-four (24) months of Executive’s base salary and target bonus, payable in a single lump sum within seven (7) days following the end of the Revocation Period that begins following Executive’s re-execution of this Agreement on or following the Separation Date;

ii.      A cash payment in the amount of $145,140, which is equal to the average of the actual percentage achievement of Executive’s target bonus opportunity for calendar years 2018, 2017 and 2016, multiplied by Executive’s bonus target as of the end of the month immediately before the Separation Date, and prorated for the portion of the year ending on the Separation Date, payable in a single lump sum within seven (7) days following the end of the Revocation Period that begins following Executive’s re-execution of this Agreement on or following the Separation Date;

iii.      A cash payment in the amount of $274,886, which represents 15% of the amount in Section 2(b)(i) as compensation for loss of insurance coverage and other related rights, payable in a single lump sum within seven (7) days following the end of the Revocation Period that begins following Executive’s re-execution of this Agreement on or following the Separation Date; and

iv.      Except as otherwise previously waived by the Executive, all of Executive’s outstanding options to purchase common shares of the Company (the “Options”) shall become fully vested and exercisable as of the Separation Date, and each such Option shall remain exercisable until the earlier of the original expiration date of the Option and the date that is twenty-six (26) months following the Separation Date, subject to the terms of the applicable equity incentive plan and award agreement pursuant to which the Option was granted; provided, that, if it is not possible for the Options (or any portion thereof) to be exercised by Executive during any portion of the period of time when this item (iv) specifies that the Options shall be exercisable, the Company’s Board of Directors shall further extend the period of time during which the Options (or any portion thereof) may be exercised by Executive, to ensure that the total period of time during which the Options (or portion thereof) are exercisable by Executive after the Separation Date is the same as what is specified under this item (iv), subject to the terms of the applicable equity incentive plan and award agreement pursuant to which each such Option was granted, and any required regulatory approval (provided that the Company shall use its best efforts to obtain such regulatory approval).

Notwithstanding anything to the contrary contained herein (and for the avoidance of doubt), the payments and benefits set forth in this Section 2 shall be in full satisfaction of any and all obligations of the Company under the Employment Agreement and the underlying plans to which such payments and benefits relate (and there shall be no duplication of payments or benefits in any manner). Executive shall forfeit all rights to the Severance Benefits unless Executive executes and timely re-executes this Agreement and delivers the Agreement to the Company, and the Agreement has become irrevocable by virtue of the expiration of the applicable Revocation Period without the Agreement having been revoked. The Company shall have no obligation to pay or provide the Severance Benefits prior to the end of the Revocation Period that begins following Executive’s re-execution of this Agreement on or following the Separation Date.

3.       No Duty to Mitigate: Executive shall not be required to seek other employment, or to otherwise mitigate any loss or damage, for Executive or Executive’s estate to be entitled to receive any payments payable under this Agreement after the Separation Date, and no amount shall be set off against any such payments on account of any remuneration or benefit that Executive may receive as a result of any other employment Executive may obtain, or for any other reason.

4.       Consulting Services: Executive agrees that Executive shall serve as a consultant to Arbutus following the Separation Date pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), subject to Executive’s execution of such agreement.

5.       Section 409A:

a. The Company intends that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed in a manner that effectuates this intent. Neither the Company nor its respective directors, officers, employees or advisers (other than Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.

b. In the event that, notwithstanding the clear language of this Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) and is payable or distributable by reason of Executive’s separation from service during a period in which Executive qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service under the terms of this Agreement shall be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period.

c. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

6.       Release:

a. As consideration for Executive’s receipt of the Severance Benefits set forth in Section 2(b), Executive, for Executive and Executive’s attorneys, heirs, executors, administrators, successors and assigns, does hereby fully and forever release and discharge the Company and its past, current and future subsidiaries and affiliates, as well as each of their predecessors, successors and assigns, and each of their past, current and former directors, officers, partners, agents, employees, attorneys, shareholders and administrators (collectively, the “Released Parties”), from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Executive has or may have against any of them arising out of or in connection with Executive’s employment with the Company, the termination of Executive’s employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of Executive’s signing of this Agreement. Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that Executive shall indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits. This Agreement shall become effective when signed by Executive and the Revocation Period that begins following Executive’s initial execution of this Agreement expires without revocation by Executive.

b. Section 6(a) of this Agreement specifically includes, but is not limited to, all claims of breach of contract (including all claims for breach of the Employment Agreement), employment discrimination (including but not limited to any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state or local law), claims under the Worker Adjustment and Retraining Notification Act, claims under the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, claims under the Employee Retirement Income Security Act of 1974, as amended, claims for wrongful discharge in violation of public policy, claims under the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, the Washington Law Against Discrimination and the Washington Leave Law, all as amended, claims for breach of express or implied contract, claims concerning recruitment, hiring, termination, salary rate, severance pay, wages or benefits due, share options, bonuses, incentive compensation, equity-based incentives, perquisites, sick leave, holiday pay, vacation pay, life insurance, disability benefits, group medical insurance, any other fringe benefits, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on Executive’s behalf in any suit, charge of discrimination, or claim against the Company or the persons or entities released herein, including any claims, charges or complaints arising under or pursuant to the British Columbia Employment Standards Act, the Human Rights Code, the Workers Compensation Act or any other applicable provincial or federal statute or law.

c. Executive acknowledges that different or additional facts may be discovered in addition to what Executive now knows or believes to be true with respect to the matters released in this Section 6, and this Section 6 shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

d. However, notwithstanding the foregoing, nothing in this Section 6 shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after Executive executes this Agreement are not waived. Likewise, nothing in this Section 6 shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency, or from reporting a possible violation of law to a government entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law.  Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover against the Released Parties individual relief in any charge, complaint, or lawsuit filed by Executive or anyone on Executive’s behalf.

e. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall affect or diminish: (i) any of Executive’s rights under the March 28, 2008 Share Purchase Agreement, the May 2, 2008 Notice and Agreement with respect to Protiva Options, or the May 23, 2008 Secured Promissory Note issued to Executive by Protiva Biotherapeutics Inc.; (ii) any of Executive’s rights under any indemnity agreement between Executive and the Company or any of its affiliates or subsidiaries, including Protiva Biotherapeutics Inc.; (iii) any other right to contribution or indemnity that Executive may otherwise have under law; or (iv) any rights under this Agreement.

f. Executive acknowledges that Executive has been given an opportunity of twenty-one (21) days to consider whether to sign this Agreement and that Executive has been advised by the Company to discuss fully the terms of this Agreement with legal counsel of Executive’s own choosing. Moreover, for a period of seven (7) days following Executive’s execution and re-execution of this Agreement (each such period, as applicable, the “Revocation Period”), Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If Executive elects to revoke this Agreement in whole or in part within the Revocation Period, Executive must inform the Company by delivering a written notice of revocation to the Company’s Chairman of the Board, c/o Arbutus Biopharma Corporation, 701 Veterans Circle, Warminster, PA 18974, no later than 11:59 p.m. on the seventh calendar day after Executive signs this Agreement. Executive understands that, if Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to pay or provide the Severance Benefits described in Section 2(b) hereof. Executive may, if Executive wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and Executive agrees that if Executive elects to do so, Executive’s election is made freely and voluntarily and after having an opportunity to consult counsel.

7.       Confidentiality; Work Product; and Restrictions on Solicitation and Competition: Executive hereby acknowledges and agrees that Executive shall continue to be subject to the restrictive covenants and obligations set forth in paragraphs 10, 11, 12 and 14 of the Employment Agreement, which shall survive termination of the Employment Agreement. The Parties acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. The Parties acknowledge that nothing in this Agreement or the Employment Agreement prohibits Executive from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

8.       Cooperation. Following the Separation Date, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that took place while Executive was employed by the Company. Executive’s reasonable cooperation in connection with such claims or actions includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Following the Separation Date, Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state, provincial, or local regulatory authority as any such investigation or review relates to events or occurrences that took place while Executive was employed by the Company. The Company shall reasonably compensate Executive for Executive’s time spent, and reimburse Executive for any reasonable out-of-pocket expenses incurred, in connection with Executive’s performance of obligations pursuant to this Section 8.

9.       Return of Property. Promptly after the Separation Date, Executive shall return to the Company the original and all copies of Company property, including but not limited to any and all Confidential Information (as defined in paragraph 10 of the Employment Agreement) and all documents, files, manuals, forms, records, contact information or lists, financial information, drawings, plans, hardware, software, access codes, keys, credit cards, and any and all other physical, intellectual, or personal property of the Company or its subsidiaries or affiliates.

10.       Non-admission of Liability or Wrongdoing: The Parties understand and agree that the execution of this Agreement does not constitute an admission by any Party of any liability or wrongdoing on the part of that Party.

11. Mediation of Disputes: Before initiating any legal proceedings, the Parties shall attempt to resolve all disputes concerning the interpretation, application, or enforcement of any term of this Agreement, any alleged breach of or non-compliance with this Agreement, or otherwise arising out of or in connection with this Agreement or any aspect of Executive’s employment or relationship with the Company or the termination of that employment or relationship, by mediated negotiation, and shall use their best efforts to agree on a mediator and to resolve any disputes by mediation.

12.       Acknowledgements by Executive: In signing this Agreement, Executive acknowledges:

(1)	That Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Executive might still be entitled to compensation or relief in the future. Except as otherwise set forth herein, Executive has been paid all wages, compensation and benefits, and other amounts that the Company or any Released Party should have paid Executive in the past.

(2)	That Executive is not aware of any unlawful conduct by the Company or any of its directors, officers or employees.

(3)	That Executive is intentionally releasing claims that Executive did not know that Executive might have and that, with hindsight, Executive might regret having released. Executive has not assigned or given away any of the claims Executive is releasing.

(4)	That Executive has read and understands this Agreement and that Executive has been advised to consult with an attorney about its meaning and effect and has done so.

(5)	That Executive is releasing all claims against the Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

13.       Knowing and Voluntary Execution: Executive states and represents that Executive has carefully read this Agreement and knows and understands the contents thereof, and that Executive has executed the same as Executive’s own free act and deed. Executive also acknowledges that Executive has had the opportunity to ask questions about each and every provision of this Agreement and that Executive fully understands the effect of the provisions contained herein upon Executive’s legal rights.

14.       Executed Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.        Headings: Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

16.       Amendment; Waiver: This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Party against whom enforcement is sought. Neither the waiver by either of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.       Effect of Void Provision: If a Party successfully asserts that any provision in this Agreement is void or invalid, the rest of the Agreement shall remain valid and enforceable unless the other Party elects to cancel it. If this Agreement is cancelled pursuant to the preceding sentence, then Executive shall forfeit and/or repay any additional amounts which Executive received in exchange for signing it.

18.       Assignability: Executive’s obligations and agreements under this Agreement shall be binding on Executive’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party. The Company’s obligations and agreements under this Agreement shall be binding on its successors and assigns and shall inure to the benefit of Executive’s heirs, successors and assigns.

19.       Entire Agreement: This Agreement, the Consulting Agreement and the provisions of the Employment Agreement referenced in Section 7 above set forth the entire agreement between the Parties hereto and supersede and replace any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter herein. Executive acknowledges that when Executive decided to sign this Agreement, Executive was not relying on any representations that are not expressly contained in this Agreement.

20.       Withholding: The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under this Agreement. Such withholding shall be consistent with Executive’s elections in his IRS Form W-4 currently on file with the Company.

21.       Governing Law: This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions, except where federal law applies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

ARBUTUS BIOPHARMA CORPORATION

By /s/ Frank Torti, MD

Name: Frank Torti, MD

Title: Chairman of the Board of Directors

Date: June 13, 2019

FIRST EXECUTION

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

/s/ Mark J. Murray

Mark J. Murray

Date: June 13, 2019

SECOND EXECUTION – YOU MUST EXECUTE BETWEEN JUNE 23, 2019 AND JUNE 28, 2019

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

____________________________

Mark J. Murray

Date:

[Separation Agreement and Release Signature Page]

EXHIBIT A

Consulting Agreement

June 13, 2019

Mark J. Murray

1622 40th Avenue

Seattle, Washington 98122

Re: Consulting Agreement

Dear Mark:

This letter (this “Letter”) sets forth the terms upon which you shall provide services to Arbutus Biopharma, Inc. (the “Company”) as an independent contractor, commencing on June 24, 2019 (the “Effective Date”).

1.	Engagement. During the Term (as defined in Section 2 hereof), you shall serve as a consultant to the Company and shall be reasonably available to perform services as reasonably requested by the Company for up to five (5) hours per week, which services shall include, among other things, providing advice with respect to the business and operations of the Company and providing transition and onboarding support with respect to the new Chief Executive Officer of Arbutus Biopharma Corporation (collectively, the “Services”). You shall perform the Services (x) on dates and times that you and the Company may from time to time reasonably agree, and (y) at such locations as you and the Company may from time to time reasonably agree. During the time that you are not providing the Services to the Company, you may accept other engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other engagements and activities do not violate any Company policies or the terms of this Letter or the Separation Agreement and Release between you and Arbutus Biopharma Corporation, and do not prevent or interfere with your ability to provide the Services hereunder.

2.	Term. The term of this Letter and your consulting arrangement hereunder shall begin on the Effective Date and shall end on August 23, 2019 (such period, the “Term”), unless earlier terminated by either party. On such termination, all earned, accrued, but unpaid, fees and reasonable out-of-pocket expenses hereunder shall be due and payable to you, and for the avoidance of doubt, no further fees, expenses or other amounts shall be payable hereunder.

3.	Termination. Your consulting relationship and this Letter may be terminated at any time for any reason by you or the Company, provided that the party exercising such right of termination shall be required to give to the other party at least seven (7) days advance written notice of any termination of the Services during the Term.

4.	Fees. As full compensation for the Services, the Company agrees to pay you a fee of $500.00 per hour. You agree to invoice the Company monthly in arrears for the fees due under this Letter in respect of the Services performed by you during the previous month. The Company shall pay any fees that are due under this Letter within thirty (30) days after receiving an invoice from you for such amounts.

5.	Taxes. The Company shall not withhold any federal, state or local taxes or other withholdings from the fees payable to you hereunder, and all local, state or federal taxes, together with all governmental filings related thereto, arising out of the performance of the Services by you or resulting from the compensation paid under this Letter shall be the sole responsibility of you, and you agree to indemnify the Company with respect to any liabilities arising from your failure to satisfy any such obligations.

6.	Expenses. The Company shall reimburse you for all reasonable, ordinary and necessary expenses incurred by you in connection with the Services performed hereunder. Reimbursement of expenses payable hereunder in respect of the Services performed shall be made within a reasonable period of time following your submission to the Company of an invoice for such expenses. Each such invoice shall be accompanied by receipts of expenses incurred and other necessary supporting documentation as reasonably requested by the Company.

7.	Independent Contractor

a.	You shall act in the capacity of an independent contractor with respect to the Company. You shall not be, nor represent yourself as being, an employee or agent of the Company or as being authorized to bind the Company.

b.	As an independent contractor, you represent that you have the right to sole control of the manner and the means and methods of performing the Services under this Letter; provided, however, you shall accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by you.

c.	As an independent contractor, you shall not have the status of or be considered an employee of the Company. You shall not be eligible to participate in any employee benefit, group insurance or executive compensation plans or programs or any other benefit or compensation maintained by the Company for its respective employees and executives. In addition, the Company shall not provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory benefits, to you. For the avoidance of doubt, nothing in this paragraph shall be construed to limit your entitlement to the compensation and benefits set forth in Section 2 of the Separation Agreement.

d.	You agree to incur all expenses associated with performance of the Services hereunder, except as expressly provided in this Letter.

8.	Confidential Information. You acknowledge that you shall have access to information that is treated as confidential and proprietary by the Company or Company Affiliates (as defined below), including, without limitation, information constituting confidential or proprietary information belonging to the Company or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between the Company or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the performance of the Services hereunder shall be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, except as may be required in the performance of the Services hereunder, and not to use any Confidential Information for any purpose except as may be required in the performance of the Services hereunder. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that (a) is or becomes generally available to the public other than through your breach of this Letter, or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. For purposes of this Letter, “Company Affiliate” means any parent, subsidiary, affiliate, division, predecessor, successor or assign of the Company.

The parties hereto acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. The parties hereto acknowledge that nothing in this Letter prohibits you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

9.	Amendments and Modifications. This Letter may not be amended, modified or changed in any respect except in writing duly signed by both parties to this Letter.

10.	Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Letter without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Letter at any time.

11.	Severability. The provisions of this Letter shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.	Entire Agreement. This Letter constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Letter shall not supersede the restrictive covenants and obligations set forth in paragraphs 10, 11, 12 and 14 of the Executive Employment Agreement between you and the Company, dated May 30, 2008, which covenants and obligations shall remain in full force and effect.

13.	Governing Law. This Letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions, except where federal law applies.

14.	Executed Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.	Headings. Section and subsection headings contained in this Letter are inserted for convenience of reference only, shall not be deemed to be a part of this Letter for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Mark, if this Letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Frank Torti, MD

Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

_____________________________________

Mark J. Murray

Date: